Exhibit 10.2

SIDE LETTER AGREEMENT

THIS SIDE LETTER AGREEMENT (this "Agreement") is entered into as of June 29, 2018, by and between Webasto Charging Systems, Inc., a Delaware corporation ("Purchaser") and AeroVironment, Inc., a Delaware corporation ("Seller").

RECITALS

WHEREAS, the parties hereto have entered into a certain Asset Purchase Agreement, effective as of June 1, 2018 (the "Purchase Agreement");

WHEREAS, the parties have made certain concessions relating to the satisfaction of certain Closing conditions identified in the Purchase Agreement in order to close the transactions contemplated by the Purchase Agreement on June 29, 2018; and

WHEREAS, the parties hereto desire to make certain agreements and covenants related to the Purchase Agreement and the transactions contemplated thereby in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.      Estimated Cash Purchase Price Holdback. As of the Closing Date, Seller has not received certain approvals, consents, and waivers identified on Schedule 4.3 of the Purchase Agreement (collectively, the "Missing Consents"), including without limitation, certain consents from (i) General Motors (the "GM Consent"), and (ii) BMW (the "BMW Consent"). After the Closing Date, Seller shall use its best efforts to obtain all Missing Consents. Upon Closing,  the Estimated Cash Purchase Price shall be reduced by $6,500,000.00 (the Holdback Amount"). Upon Seller's receipt of the GM Consent and the BMW Consent and executed counterparts thereof shall have been delivered to Purchaser ("Purchaser' Receipt'') Purchaser hall pay to Seller the Holdback Amount within three (3) business  days of Purchaser's Receipt.

2.      Indemnification by Seller. Seller shall indemnify, defend, and hold harmless the Purchaser Indemnified Parties from and against any and all Losses paid, incurred, suffered, or sustained by the Purchaser Indemnified Parties, or any of them directly or indirectly, arising out of, resulting from, or in any way related to: (i) any Liability relating to either the GM Consent and/or the BMW Consent, or (ii) any breach or non-fulfillment of any covenant, agreement, or obligation to be pe1fonned by Seller pursuant to this Agreement. Seller's indemnification obligations under this Section 2 shall not exceed the Holdback Amount. The indemnification procedures identified in Section 8.4 of the Purchase Agreement shall apply to any indemnification claim made under this Section 2.

3.      Governing Law. This Agreement and all rights and obligations hereunder, shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

4.      Counterparts. This Agreement may be executed in one or more counterparts and such executed counterparts taken together shall constitute one original, fully executed agreement

5.      Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement

6.      Purchase Agreement. Except as expressly modified by this Agreement, the Purchase Agreement remains unmodified and in full force and effect.

(Signatures appear on the following page.)

-  2  -

IN WITNESS WHEREOF, the parties have signed and delivered this Side Letter Agreement as of the date and year first written above.

WEBASTO CHARGING SYSTEMS, INC.

By:	/s/ John J. Thomas
Name: John J. Thomas
Title: CEO

By:	/s/ Wiebke Staerker
Name: Wiebke Staerker
Title: Vice President - Legal

AEROVIRONMENT, INC.

By:	/s/ Melissa Brown
Name: Melissa Brown
Title: Vice President and General Counsel

-  3  -